CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 29, 2025, relating to the financial statements and financial highlights of OneAscent Large Cap Core ETF, OneAscent Core Plus Bond ETF, OneAscent International Equity ETF, and OneAscent Emerging Markets ETF, each a series of Unified Series Trust, which are included in Form N-CSR for the year ended August 31, 2025, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses, and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Cleveland, Ohio

December 22, 2025

1